As filed with the Securities and Exchange Commission on December 15, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Nuokang Bio-Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shengyang, Liaoning Province

People’s Republic of China 110171

Telephone number: +86-024-2469-6033

(Address of principal executive offices and zip code)

China Nuokang Bio-Pharmaceutical Inc. Amended 2007 Share Incentive Plan

China Nuokang Bio-Pharmaceutical Inc. 2008 Share Incentive Plan

(Full title of the plans)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(Name and address of agent for service)

212-750-6474

(Telephone number, including area code, of agent for service)

Copies to:

David T. Zhang

Eugene Y. Lee

Latham & Watkins

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

+852-2522-7886

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary shares, $0.0005 par value per share(3)	6,190,000 shares	$0.4613	$2,855,447.00
Ordinary shares, $0.0005 par value per share(3)	1,100,000 shares	$0.7250	$797,500.00
Ordinary shares, $0.0005 par value per share(3)	2,248,998 shares	$1.04375	$2,347,391.66
Total	9,538,998 shares	—	$6,000,338.66	$334.82

(1)	Represents ordinary shares issuable pursuant to awards (including the exercise of any options granted) under the Amended 2007 Share Incentive Plan (the “2007 Plan”) and the 2008 Share Incentive Plan (the “2008 Plan”) of China Nuokang Bio-Pharmaceutical Inc. (the “Company”). In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional ordinary shares which become issuable under the 2007 Plan and the 2008 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 6,190,000 shares issuable upon the exercise of outstanding options under the 2007 Plan multiplied by the exercise price of $0.4613 per share, which is equal to an aggregate offering price of $2,855,447, (b) the product of 1,100,000 shares issuable upon the exercise of outstanding options under the 2007 Plan multiplied by the exercise price of $0.7250 per share, which is equal to an aggregate offering price of $797,500, (c) the product of remaining 2,248,998 shares under the 2007 Plan and the 2008 Plan, multiplied by the exercise price of $1.04375 per share, based on the average of the high and low prices for the Company’s American Depositary Shares, or ADSs, as quoted on the NASDAQ Global Market on December 10, 2009, which is equal to an aggregate offering price of $2,347,392.
(3)	These ordinary shares may be represented by the Company’s ADSs, each of which represents eight ordinary shares. The Company’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333- 163398).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows the Company to incorporate by reference the information the Company files with it, which means that the Company can disclose important information by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that the Company files later with the Commission will automatically update and supersede this information. The Company incorporates by reference the following documents it has filed, or may file, with the Commission:

(a) The Company’s prospectus filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act on December 9, 2009 (File No. 333-163250) (the “Prospectus”); and

(b) The Company’s Description of Share Capital and Description of American Depositary Shares contained in the Prospectus, and all amendments and reports subsequently filed for the purpose of updating that description.

In addition, this Registration Statement will incorporate by reference all documents the Company files under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates the Company files them. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred or sustained by them in their capacities as such, except through such person’s actual fraud or willful default.

Pursuant to the form of indemnification agreement filed as Exhibit 10.3 to the Company’s registration statement on Form F-1 (No. 333-163250) declared effective on December 9, 2009 (the “F-1 Registration Statement”), we may agree to indemnify our directors and officers against certain liabilities and expenses arising from their being a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenyang, Liaoning Province, People’s Republic of China, on December 15, 2009.

CHINA NUOKANG BIO-PHARMACEUTICAL INC.

By:	/s/ Baizhong Xue
Name:	Baizhong Xue
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Baizhong Xue and Tianruo Pu, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Baizhong Xue	Chairman and Chief Executive Officer (principal executive officer)	December 15, 2009
Name: Baizhong Xue

/s/ Tianruo Pu	Chief Financial Officer (principal financial and accounting officer)	December 15, 2009
Name: Tianruo Pu

/s/ Qiang Liu	Director	December 15, 2009
Name: Qiang Liu

/s/ Neil Nanpeng Shen	Director	December 15, 2009
Name: Neil Nanpeng Shen

/s/ Sean Shao	Independent Director	December 15, 2009
Name: Sean Shao

/s/ Mingde Yu	Independent Director	December 15, 2009
Name: Mingde Yu

/s/ William Keller	Independent Director	December 15, 2009
Name: William Keller

/s/ Jasmine Marrero Name: Jasmine Marrero Title: Law Debenture Corporate Services Inc.	Authorized U.S. Representative	December 15, 2009

CHINA NUOKANG BIO-PHARMACEUTICAL INC.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement of the Company on Form F-1, as amended (Registration No. 333-163250))

4.2	Deposit Agreement among the Company, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.3 to the Registration Statement of the Company on Form F-1, as amended (Registration No. 333-163250))

5.1*	Opinion of Maples and Calder, counsel to the Company, regarding the legality of the Ordinary Shares

23.1*	Consent of Ernst & Young Hua Ming, Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder (included in opinion filed as Exhibit 5.1)

24.1*	Powers of attorney (included on signature pages)

99.1	Amended 2007 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement of the Company on Form F-1, as amended (Registration No. 333-163250))

99.2	2008 Share Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement of the Company on Form F-1, as amended (Registration No. 333-163250))

*	Filed herewith.